Filed Pursuant to Rule 433 Registration Statement No. 333-259205

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 22, 2022
Pricing Supplement Dated July __, 2022 to the Prospectus Supplement dated November 26, 2021, and the Prospectus Dated September 14, 2021
Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada

Royal Bank of Canada is offering call warrants (the “Warrants”) linked to an equally-weighted basket (the “Basket”) of five equity securities (each, a “Basket Component,” and collectively, the “Basket Components”). The CUSIP number for the Warrants is 78014N141 and the ISIN is US78014N1413. Any payments on the Warrants are subject to our credit risk. The Warrants will not be listed on any securities exchange.
The Basket Components and their ticker symbols are: APA Corporation (“APA”), ConocoPhillips (“COP”), Cheniere Energy, Inc. (“LNG”), Hess Corporation (“HES”) and Murphy Oil Corporation (“MUR”). The Initial Basket Level will be set to 100.00.
The Warrants provide investors with the opportunity to receive a positive return if the Final Basket Level is greater than the Strike Level (which is 100% of the Initial Basket Level) by more than the Warrant Premium Percentage of 24.625%. If the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised on the Expiration Date, and we will pay an amount on the Cash Settlement Date equal to the product of the Notional Amount and the Percentage Change (each as defined below), subject to a Maximum Payment of $850 per Warrant. However, if the Final Basket Level is less than or equal to the Strike Level, the Warrants will not be exercised, and will expire worthless on the Expiration Date. Neither you nor the issuer may exercise the Warrants prior to the Expiration Date.
The Warrants are highly risky and involve risks not associated with an investment in conventional securities. In order to receive a positive return on your investment, the Final Basket Level must be greater than the Strike Level by a percentage greater than the Warrant Premium Percentage. You will not be able to purchase the Warrants unless you have an options-approved account.
Issue Date: July 27, 2022
Expiration Date: July 22, 2024.  Cash Settlement Date: July 25, 2024
Investing in the Warrants involves a number of risks. See “Selected Risk Considerations” beginning on page P-10 of this terms supplement, and on page 1 of the prospectus.
The Warrants will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Warrants are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Warrant	Total
Price to public	$246.25	$
Underwriting discounts and commissions(1)	$6.25	$
Proceeds to Royal Bank of Canada	$240.00	$
(1) Our agent, RBC Capital Markets, LLC ("RBCCM"), will receive a commission from us of $6.25 per Warrant, and will use a portion of that commission to allow selling concessions to other dealers of up to $6.25 per Warrant. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of each Warrant as of the Pricing Date will be between $180 and $210 per Warrant, and will be less than the price to public. The final pricing supplement relating to the Warrants will set forth our estimate of the initial value of the Warrants as of the Pricing Date. The actual value of the Warrants at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the prospectus supplement and the prospectus.
General:
This terms supplement relates to an offering of call warrants (the “Warrants”) linked to an equally-weighted basket (the “Basket”) of five equity securities (the “Reference Stocks,” or the “Basket Components”). The Basket Components, their respective Component Weights and their Initial Prices are indicated in the table below.

Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Warrant Premium and Issue Price per Warrant:	$246.25
Pricing Date:	July 22, 2022
Issue Date:	July 27, 2022
Expiration Date:	July 22, 2024, subject to extension for market and other disruptions, as described below.
Cash Settlement Date:	July 25, 2024, subject to extension for market and other disruptions, as described below.
Notional Amount:	$1,000 per Warrant.
Warrant Premium Percentage:	24.625%
Exercise of Warrants and Cash Settlement Amount:
The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:
A. If the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised on the Expiration Date. In such a case, on the Cash Settlement Date, we will pay with respect to each Warrant an amount in cash equal to the product of (i) the Notional Amount and (ii) the Percentage Change (as defined below). However, the Cash Settlement Amount will not exceed the Maximum Payment.
Even if the Percentage Change is positive, if the Percentage Change (as defined below) is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
B. If the Final Basket Level is less than or equal to the Strike Level, the Warrants will expire worthless, and the Cash Settlement Amount will be $0.
The Warrants are highly risky, and there is no minimum payment on the Warrants. You will lose all of your initial investment in the Warrants if the Final Basket Level is less than or equal to the Strike Level on the Expiration Date.

Maximum Payment:	$850 per Warrant. As a result of the Maximum Payment, you will not receive any additional positive return if the Final Basket Level is more than 85% above the Initial Basket Level.
Percentage Change:

P-2	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Initial Price:	The closing price per share of a Basket Component on July 21, 2022.
Final Price:	The closing price per share of a Basket Component on the Expiration Date.
Initial Basket Level:	100.00
Final Basket Level:	The Final Basket Level will equal an amount (rounded to two decimal places) equal to the product of (i) 100.00 and (ii) one plus the sum of the Weighted Component Change for each Basket Component.
Weighted Component Change:	For each Basket Component:
Strike Level:	100.00, which is 100% of the Initial Basket Level
Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Price
	APA Corporation	APA	20%	$33.29
	ConocoPhillips	COP	20%	$88.93
	Hess Corporation	HES	20%	$103.36
	Cheniere Energy, Inc.	LNG	20%	$137.22
	Murphy Oil Corporation	MUR	20%	$30.83
Calculation Agent:	RBCCM
U.S. Federal Income Tax Treatment:
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) linked to the Basket for U.S. federal income tax purposes, and by purchasing Warrants, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Warrants in accordance with such characterization for U.S. federal income tax purposes.
However, the U.S. federal income tax consequences of your investment in the Warrants are uncertain and the U.S. Internal Revenue Service could assert that the Warrants should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” (including the opinion of our special U.S. tax counsel Ashurst LLP) which applies to the Warrants.

Canadian Federal Income Tax Treatment:
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, it would generally be reasonable to treat the Warrants as cash-settled derivative contracts for Canadian federal income tax purposes. It is possible, however, that the Canada Revenue Agency or a court could conclude that the Warrants should be treated in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Warrants after the issue date. The amount that you may receive upon sale of your Warrants prior to the Cash Settlement Date may be less than the price that you paid to purchase them.

P-3	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Listing:	The Warrants will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Warrants.

P-4	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
ADDITIONAL TERMS OF YOUR WARRANTS
You should read this terms supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated November 26, 2021. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this terms supplement will control. The Warrants vary from the terms described in the prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Warrants and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” below and in the Prospectus, as the Warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Warrants. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14: 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated November 26, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121039525/brhc10031140_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
HYPOTHETICAL RETURNS
The following examples and table illustrate the calculation of the Cash Settlement Amount on the Warrants payable on the Cash Settlement Date for a range of hypothetical Final Basket Levels. The hypothetical Cash Settlement Amounts set forth below are for illustrative purposes only. The actual Cash Settlement Amount payable on the Cash Settlement Date will be determined based on the performance of the Reference Stocks. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.
The examples and table are based on the following terms:
Term:	Approximately 2 years
Notional Amount:	$1,000 per Warrant
Warrant Premium:	$246.25
Initial Basket Level:	100.00
Strike Level:	100.00
Warrant Premium Percentage:	24.625% per Warrant
Maximum Payment:	$850 per Warrant
Exercise of Warrants:
If the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised on the Expiration Date and you will receive the Cash Settlement Amount. If the Final Basket Level is less than or equal to the Strike Level, the Warrants will expire worthless and the Cash Settlement Amount will be zero.

Example 1: The Final Basket Level is 150.00, a 50% increase from the Initial Basket Level, and the Warrants are not subject to the Maximum Payment.
Since the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised. The Percentage Change (calculated as set forth above) will be 50%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 50%
= $500
Therefore, on the Cash Settlement Date, you will receive $500 for each $246.25 Warrant (a total return of approximately 103.05%)

P-6	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Example 2: The Final Basket Level is 190.00, a 90% increase from the Initial Basket Level, and the Warrants are subject to the Maximum Payment.
Since the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised. The Percentage Change (calculated as set forth above) will be 90%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 90%
= $900
However, the Maximum Payment is $850 per Warrant.
Therefore, on the Cash Settlement Date, you will receive $850 for each $246.25 Warrant (a total return of approximately 245.18%), representing the Maximum Payment.

Example 3: The Final Basket Level is 124.625, a 24.625% increase from the Initial Basket Level, so that the return on the Warrants is 0%.
Since the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised. The Percentage Change (calculated as set forth above) will be 24.625%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 24.625%
= $246.25
However, because the percentage increase in the value of the Basket as compared to the Strike Level is equal to the Warrant Premium Percentage of 24.625%, the Cash Settlement Amount will be equal to the Warrant Premium paid per Warrant, and you will not receive a positive return on your investment. Therefore, on the Cash Settlement Date, you will receive $246.25 for each $246.25 Warrant (a 0.00% total return).
Example 4: The Final Basket Level is 120.00, which is a 20% increase from the Initial Basket Level, resulting in a partial loss.
Since the Final Basket Level is greater than the Strike Level, the Warrants will be automatically exercised. The Percentage Change (calculated as set forth above) will be 20%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 20%
= $200
In this example, even though the Final Basket Level is greater than the Strike Level, because the percentage increase in the value of the Basket is less than the Warrant Premium Percentage of 24.625%, the Cash Settlement Amount does not fully offset the Warrant Premium paid on the Warrants, and you will lose part of your investment. Therefore, on the Cash Settlement Date, you will receive $200 for each $246.25 Warrant (a loss of approximately 18.78% per Warrant).
Accordingly, if the Final Basket Level is greater than the Strike Level, but the Percentage Change is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.

P-7	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Example 5: The Final Basket Level is 100.00, which is a 0% increase from the Initial Basket Level.
Since the Final Basket Level is equal to the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $246.25 Warrant (a total loss of your initial investment).
If Final Basket Level is less than or equal to the Strike Level, you will lose all of your initial investment in the Warrants.
Example 6: The Final Basket Level is 99.00, a 1% decrease from the Initial Basket Level.
Since the Final Basket Level is less than the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $246.25 Warrant (a total loss of your initial investment).
If Final Basket Level is less than or equal to the Strike Level, you will lose all of your initial investment in the Warrants.

P-8	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Cash Settlement Amount
Final Basket Level	Percentage Change	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Total Return on the Warrants
200.00	100.00%	$850.00	$603.75	245.18%
190.00	90.00%	$850.00	$603.75	245.18%
185.00	85.00%	$850.00(1)	$603.75	245.18%
170.00	70.00%	$700.00	$453.75	184.26%
150.00	50.00%	$500.00	$253.75	103.05%
124.625	24.625%	$246.25	$0.00	0.00%
120.00	20.00%	$200.00	-$46.25	-18.78%
100.00	N/A	$0.00	-$246.25	-100.00%
99.00	N/A	$0.00	-$246.25	-100.00%
50.00	N/A	$0.00	-$246.25	-100.00%
25.00	N/A	$0.00	-$246.25	-100.00%
0.00	N/A	$0.00	-$246.25	-100.00%
(1) The Maximum Payment per Warrant is $850.

P-9	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Warrants involves significant risks. Investing in the Warrants is not equivalent to investing directly in the Reference Stocks. In addition to the risks described in the prospectus, you should carefully consider the information in this section.
Risks Relating to the Terms and Structure of the Warrants
•	The Warrants Are Highly Risky, and You May Lose All of Your Initial Investment in the Warrants.
The Warrants are highly speculative leveraged investments that involve a high degree of risk. If the Final Basket Level is less than or equal to the Strike Level, the Warrants will expire worthless, and you will lose your entire investment. The Warrants are not appropriate for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment.
You will not be able to purchase the Warrants unless you have an options-approved account. The Warrants involve a high degree of risk and are not appropriate for all investors. You must be able to understand and bear the risk of an investment in the Warrants, and you should be experienced with respect to options and options transactions.
•	You May Lose Some or a Significant Portion of Your Initial Investment, Even if the Final Basket Level Is Greater than the Strike Level.
Even if the Final Basket Level is greater than the Strike Level, you will lose some or a significant portion of your initial investment if the Percentage Change is less than the Warrant Premium Percentage. In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Basket Level must be greater than the Strike Level by a percentage greater than the Warrant Premium Percentage.
•	The Potential Payments on the Warrants Are Limited.
The Maximum Payment is $850 per Warrant. Accordingly, you will not benefit from any increase in the value of the Basket from the Initial Basket Level to the Final Basket Level of more than 85%.
•	The Warrants Will Be Automatically Exercised on the Expiration Date.
The Warrants will be automatically exercised on the Expiration Date. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date. Accordingly, unless you sell the Warrants prior to the Expiration Date (in which case you may incur a loss), you will not be able to capture any beneficial changes in the values of the Basket prior to the Expiration Date. Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the values of the Basket that occur after the Expiration Date.
•	The Warrants Are Not Standardized Options.
The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), which is a clearing agency regulated by the SEC. The Warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt securities. Thus, unlike purchasers of OCC standardized options, who have the potential benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the Warrants must look solely to us for performance of our obligation to pay the Cash Settlement Amount, if any, due on the Cash Settlement Date. Additionally, the secondary market for the Warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the Warrants prior to the Expiration Date may result in a sale price that is lower than the theoretical value of the Warrants based on the then-prevailing value of the Basket. See also “There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses” below.
•	The Warrants Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security with a Comparable Term.
There will be no periodic interest payments on the Warrants as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Warrants, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities

P-10	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
with the same term or if you made an investment representing a long position in one or more of the Reference Stocks. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	Owning the Warrants Is Not the Same as an Equally-Weighted Long Position in Each of the Reference Stocks or a Security Directly Linked to the Performance of the Basket.
The return on your Warrants will not reflect the return you would realize if you actually took an equally-weighted long position in each of the Reference Stocks or a security directly linked to the performance of the Basket and held that investment for a similar period because, for example, the payments on the Warrants, if any, will be determined according to the formula provided above. In addition, the Warrants are subject to the Maximum Payment.
The Warrants may trade quite differently from the Basket. Changes in the value of the Basket may not result in comparable changes in the market value of the Warrants. Even if the value of the Basket increases from the Initial Basket Level during the term of the Warrants, the market value of the Warrants may not increase to the same extent. It is also possible for the market value of the Warrants prior to the Expiration Date to decrease while the value of the Basket increases.
•	Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components.
A change in the value of one Basket Component may not correlate with changes in the value of the other Basket Components. The value of one Basket Component may increase, while the value of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other Basket Components.
•	Payments on the Warrants Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Warrants.
The Warrants are our senior unsecured obligations. As a result, your receipt of the amount due on the Cash Settlement Date, if any, is dependent upon our ability to repay its obligations at that time. This will be the case even if the value of the Basket increases after the date that the Initial Prices were determined. No assurance can be given as to what our financial condition will be on the Cash Settlement Date.
•	The Amount to Be Paid on the Cash Settlement Date Will Not Be Affected by All Developments Relating to the Reference Stocks.
Changes in the value of the Basket during the term of the Warrants before the Expiration Date will not be reflected in the calculation of the Cash Settlement Amount. The Calculation Agent will calculate this amount by comparing only the Final Basket Level to the Strike Level. No other values of the Basket will be taken into account. As a result, you may receive less than the amount that you paid to purchase the Warrants, even if the value of the Basket has increased at certain times during the term of the Warrants before decreasing as of the Expiration Date.
•	We Will Not Hold Any Reference Stock for Your Benefit.
The indenture and the terms governing your Warrants do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that comprise the Reference Stocks that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of the Reference Stocks. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
Risks Relating to the Initial Estimated Value of the Warrants
•	The Initial Estimated Value of the Warrants Will Be Less than the Price to the Public.
The initial estimated value for the Warrants that will be set forth in the final pricing supplement for the Warrants does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Warrants in any secondary market (if any exists) at any time. If you attempt to sell the Warrants prior to the Cash Settlement Date, their market value may be lower than the price you paid for them and the initial estimated value. This is due to,

P-11	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
among other things, changes in the value of the Basket, our creditworthiness, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Warrants. These factors, together with various credit, market and economic factors over the term of the Warrants, are expected to reduce the price at which you may be able to sell the Warrants in any secondary market and will affect the value of the Warrants in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Warrants prior to the Cash Settlement Date may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Warrants. The Warrants are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Warrants to the Cash Settlement Date.
•	The Initial Estimated Value of the Warrants that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Warrants Are Set.
The initial estimated value of the Warrants will be based on the mid-market value of the derivative embedded in the terms of the Warrants. See "Structuring the Warrants" below. Our estimate is based on a variety of assumptions, including expectations as to dividends, interest rates and volatility, and the expected term of the Warrants. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Warrants or similar securities at a price that is significantly different than we do.
•	The Value of the Warrants at any Time After the Pricing Date Will Vary Based on Many Factors, Including Changes in Market Conditions, and Cannot Be Predicted with Accuracy.
As a result, the actual value you would receive if you sold the Warrants in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Warrants.
Risks Related to the Secondary Market for the Warrants
•	There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Warrants. The Warrants will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Warrants; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Warrants develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Warrants in any secondary market could be substantial.
If you sell your Warrants before the Cash Settlement Date, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
•	The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of the Warrants:
•	the value of the Basket;
•	the actual and expected volatility (i.e., the frequency and magnitude of changes) of the value of the Basket;
•	the dividend rate on the Reference Stocks;
•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally, and which may affect the value of the Basket;
•	interest and yield rates in the market; and
•	the time remaining to the Cash Settlement Date.
These factors may influence the market value of the Warrants if you sell your Warrants before the Cash Settlement Date. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of the Warrants. If you sell the Warrants prior to the Cash Settlement Date, you may receive less than the amount that you paid for them.

P-12	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Risks Relating to the Reference Stocks
•	Owning the Warrants Is Not the Same as Owning the Reference Stocks.
The return on your Warrants is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Warrants. As an owner of the Warrants, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Warrants.
•	There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuers.
We are not affiliated with the Reference Stock Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with any Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Warrants, should make your own investigation into the Reference Stocks.
•	The Reference Stocks Included in the Basket Are Concentrated in One Sector.
All of the stocks included in the Basket are issued by companies in the energy industry. Although an investment in the Warrants will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the Warrants will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Warrants, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
•	The Historical Performance of the Basket Should Not Be Taken as an Indication of Future Performance.
The value of the Basket will determine the amount to be paid on the Warrants. The historical performance of the Basket does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the value of the Basket will rise or fall during the term of the Warrants. The value of the Basket will be influenced by complex and interrelated political, economic, financial and other factors.
•	You Will Have Limited Anti-Dilution Protection.
The calculation agent will make certain adjustments for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable Reference Stock's capital structure, but only in the situations we describe below. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect the relevant security. For example, the Calculation Agent will not make any adjustments for events such as an offering by the relevant issuer of a Reference Stock, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of a Reference Stock, and adversely affect the value of the Warrants.
Risks Relating to Conflicts of Interest and the Role of the Calculation Agent
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks.
In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Stocks may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.
•
Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Warrants.

As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the Warrants by purchasing or selling the Reference Stocks, futures or options on the Reference Stocks, or

P-13	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Stocks. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to, any of these hedging activities may affect the value of the Basket, and, therefore, adversely affect the market value of the Warrants. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Warrants decreases.
We or one or more of our affiliates may also engage in trading in the Reference Stocks and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could affect the value of the Basket and, therefore, adversely affect the market value of the Warrants. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket.
•	The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.
As noted above, we and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interests in the Warrants and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of the Reference Stocks, could be adverse to the interests of the holders of the Warrants. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Stock Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Warrants. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any of these activities by us or one or more of our affiliates may affect the levels of the Reference Stocks and, therefore, the market value of the Warrants.
•	The Calculation Agent Can Postpone the Determination of the Final Basket Level if a Market Disruption Event Occurs.
The determination of the Final Basket Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the Expiration Date, as discussed in more detail below. As a result, if a market disruption event occurs or is continuing on the Expiration Date, the Cash Settlement Date for the Warrants could also be postponed.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment, if any, on the Cash Settlement Date. Our wholly-owned subsidiary, RBCCM, will serve as the Calculation Agent. We may change the Calculation Agent after the issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Stock has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Cash Settlement Date, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind.
Risks Relating to Taxation and Other Matters
•	Significant Aspects of the Tax Treatment of an Investment in the Warrants Are Uncertain.
The tax treatment of the Warrants is uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) or the Canada Revenue Agency (“CRA”) regarding the tax treatment of the Warrants, and the IRS, the CRA or a court may not agree with the tax treatment described in this terms supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the

P-14	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Warrants even though that holder will not receive any payments with respect to the Warrants until the Cash Settlement Date or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or on the Cash Settlement Date of an instrument such as the Warrants should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” and “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this terms supplement, the sections entitled "Tax Consequences—United States Taxation" and "Tax Consequences—Canadian Taxation" in the accompanying prospectus. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States and Canada of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants.
•	Non-U.S. Investors May Be Subject to Certain Additional Risks.
Payments on the Warrants will be made in U.S. dollars. If you are a non-U.S. investor who purchases the Warrants with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This document contains a general description of certain U.S. and Canadian tax considerations relating to the Warrants. If you are a non-U.S. investor, you should consult your tax advisor as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Warrants and receiving the payments, if any, due under the Warrants.
•	Certain Considerations for Insurance Companies and Employee Benefit Plans.
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Warrants with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Warrants could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Warrants. For additional information, please see the discussion under “Benefit Plan Investor Considerations" in the prospectus.

P-15	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
ADDITIONAL TERMS RELATING TO THE REFERENCE STOCKS AND THE WARRANTS
In addition to the terms described in the “Summary” section above, the following terms will apply to the Warrants.
Expiration Date
If the Calculation Agent determines that a market disruption event occurs or is continuing on the Expiration Date, or if that day is not a trading day, the Final Basket Level will be determined as set forth in "—Market Disruption Events” below.
Cash Settlement Date
If the Cash Settlement Date is not a business day, the Cash Settlement Date will be postponed to the next following business day. The Cash Settlement Date will also be postponed by the same number of trading days as the Expiration Date if a market disruption event occurs or is continuing as described above.
Final Price
The Final Price for each Reference Stock will be its closing price on the Expiration Date. The closing price for any equity security on any day will equal the closing sale price or last reported sale price, regular way, for that security, on a per-share basis:
•	on the principal national securities exchange on which that security is listed for trading on that day, or
•	if that security is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that security.
If the security is not listed or traded as described above, then its closing price on any day will be the average, as determined by the Calculation Agent, of the bid prices for that security obtained from as many dealers in that security selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates.
Market Disruption Events
If a market disruption event occurs or is continuing on the Expiration Date as to any Reference Stock, or if that day is not a trading day as to a Reference Stock, the Expiration Date as to that Reference Stock will be the first following trading day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. However, the Expiration Date will not be postponed to a date later than the originally scheduled stated Cash Settlement Date or, if the originally scheduled Cash Settlement Date is not a business day, later than the first business day after the originally scheduled stated Cash Settlement Date. If a market disruption event occurs or is continuing on the day that is the last possible Expiration Date or that last possible day is not a trading day, then the closing price of the applicable Reference Stock for that day will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered to be commercially reasonable under the circumstances) by the Calculation Agent on that day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the applicable Final Price that would have prevailed in the absence of the market disruption event.
For the avoidance of doubt, a market disruption event will only cause the postponement of the determination of the Final Price of the Reference Stock or Reference Stocks that are affected by that market disruption event, and not any unaffected Reference Stock.
A market disruption event means any event, circumstance or cause which Royal Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Warrants or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Stocks:
•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

P-16	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
•
any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this document.

Anti-Dilution Adjustments Relating to the Reference Stocks
The Calculation Agent will adjust the appliable Initial Price of a Reference Stock if any of the dilution events described below occurs.
The Calculation Agent will adjust the Initial Price as described below, but only if an event below under this section occurs with respect to the applicable Reference Stock and only if the relevant event occurs during the period described under the applicable subsection. The Initial Price will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Stock.
If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Price, the Calculation Agent will adjust that Initial Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price for the first event, the Calculation Agent will adjust the Initial Price for the second event, applying the required adjustment to the Initial Price as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the Warrants, that results solely from that event. The Calculation Agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this document as necessary to ensure an equitable result.
Stock Splits and Stock Dividends
A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.
If a Reference Stock is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust the Initial Price by dividing the prior Initial Price—that is, the Initial Price before the stock split or stock dividend—by the number equal to: (1) the number of shares of the Reference Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Reference Stock outstanding immediately before the stock split or stock dividend becomes effective. The Initial Price will not be adjusted, however, unless:
•	in the case of a stock split, the first day on which the Reference Stock trades without the right to receive the stock split occurs after the Pricing Date and on or before the Expiration Date; or
•	in the case of a stock dividend, the ex-dividend date occurs after the Pricing Date and on or before the Expiration Date.
The ex-dividend date for any dividend or other distribution with respect to the Reference Stock is the first day on which the Reference Stock trades without the right to receive that dividend or other distribution.

P-17	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Reverse Stock Splits
A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
If a Reference Stock is subject to a reverse stock split, then the Calculation Agent will adjust the Initial Price by multiplying the prior Initial Price by a number equal to: (1) the number of shares of the Reference Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Reference Stock outstanding immediately after the reverse stock split becomes effective. The Initial Price will not be adjusted, however, unless the reverse stock split becomes effective after the Pricing Date and on or before the Expiration Date.
Extraordinary Dividends
Any distribution or dividend on a Reference Stock determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to a Reference Stock, the Calculation Agent will adjust the Initial Price to equal the product of: (1) the prior Initial Price, times (2) a fraction, the numerator of which is the amount by which the closing price of the Reference Stock on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Reference Stock on the business day before the ex-dividend date. The Initial Price will not be adjusted, however, unless the ex-dividend date occurs after the Pricing Date and on or before the Expiration Date.
The extraordinary dividend amount with respect to an extraordinary dividend for a Reference Stock equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on a Reference Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Price only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If the issuer of a Reference Stock issues transferable rights or warrants to all holders of the Reference Stock to subscribe for or purchase the Reference Stock at an exercise price per share that is less than the closing price of the Reference Stock on the business day before the ex-dividend date for the issuance, then the Initial Price will be adjusted by multiplying the prior Initial Price by the following fraction:
•
the numerator will be the number of shares of the Reference Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Stock that the aggregate offering price of the total number of shares of the Reference Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of shares of the Reference Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Stock offered for subscription or purchase under those transferable rights or warrants.

P-18	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
The Initial Price will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the Expiration Date.
Reorganization Events
If the issuer of a Reference Stock undergoes a reorganization event in which property other than the Reference Stock—e.g., cash and securities of another issuer—is distributed in respect of the Reference Stock, then, for purposes of calculating the level of the Reference Stock, the Calculation Agent will determine the closing price of the Reference Stock on the Expiration Date to equal the value of the cash, securities and other property distributed in respect of one share of the Reference Stock.
If the Calculation Agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved for either us or holders of the Warrants, then the Calculation Agent may, in its sole discretion, substitute another stock for that Reference Stock, on such terms as it deems to be commercially reasonable.
Each of the following is a reorganization event with respect to a Reference Stock:
•	the Reference Stock is reclassified or changed;
•
the issuer of the Reference Stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the issuer of the Reference Stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the issuer of the Reference Stock effects a spin-off—that is, issues to all holders of the Reference Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of the Reference Stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Stock.
Valuation of Distribution Property
If a reorganization event occurs with respect to a Reference Stock, and the Calculation Agent does not substitute another stock for the Reference Stock as described in “—Substitution” below, then the Calculation Agent will determine the applicable closing price on the Expiration Date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of the Reference Stock, as the Reference Stock existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the Pricing Date and on or before the Expiration Date.
For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the Reference Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.
If a reorganization event occurs and the Calculation Agent adjusts the closing price of the Reference Stock on the Expiration Date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent will make further determinations for later events that affect the distribution property considered in determining the

P-19	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
closing price. The Calculation Agent will do so to the same extent that it would make determinations if the Reference Stock were outstanding and were affected by the same kinds of events.
For example, if the issuer of a Reference Stock merges into another company and each share of the Reference Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Expiration Date the closing price of a share of the Reference Stock will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments Relating to Equity Securities” or as described above in this “—Reorganization Events” section as if the common shares were the Reference Stock. In that event, the cash component will not be redetermined but will continue to be a component of the closing price.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the Reference Stock or in respect of whatever securities whose value determines the closing price on the Expiration Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the Reference Stock in respect of which the distribution is made.
If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Stock as described above. Consequently, in this product prospectus supplement, when we refer to the Reference Stock, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Stock. Similarly, when we refer to the issuer of the Reference Stock, we mean any successor entity in a reorganization event.
Substitution
If the Calculation Agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Reference Stock upon becoming subject to a reorganization event, then the Calculation Agent will, in its sole discretion, substitute another stock for the Reference Stock, on such terms as it deems to be commercially reasonable. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.
If the Calculation Agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Reference Stock. For all purposes, the substitute stock will be deemed to be a Reference Stock for purposes hereof.
The Calculation Agent will determine, in its sole discretion, the Initial Price and/or the manner of valuation of the substitute stock. The Calculation Agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.
Other Events and Adjustments
The calculation agent may make such adjustments to the terms of the Warrants with respect to any of the events not described above, as it deems in its sole discretion is necessary to ensure an equitable result.
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Warrants without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada, the United States or any Canadian or United States political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.
We, or the applicable withholding agent, will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.

P-20	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of Material U.S. Federal Income Tax Consequences.”
Manner of Payment and Delivery
Any payment on the Warrants will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the level of the Reference Stock, business days, trading days, market disruption events, and the amounts payable on the Warrants. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the Calculation Agent.
Our subsidiary, RBCCM, will serve as the Calculation Agent for the Warrants. We may change the Calculation Agent for the Warrants at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to the Warrants, we mean any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.
Trading Day
When we refer to a trading day with respect to the Warrants, we mean a day on which the principal trading market for the applicable Reference Stock is open for trading.

P-21	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.
In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases of securities or indices linked to the Reference Stocks and/or listed and/or over-the-counter derivative instruments linked to the Reference Stocks prior to or on the Pricing Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:
•	acquire or dispose of the Reference Stocks;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the values of the Reference Stocks; or
•	any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before the Expiration Date. That step may involve sales or purchases of the Reference Stocks or over-the-counter derivative instruments linked to those assets.

P-22	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCK ISSUERS
The Reference Stocks are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
APA Corporation
APA Corporation explores for, develops, and produces oil and gas properties. It has operations in the United States, Egypt, and the United Kingdom, and has exploration activities offshore Suriname. The company also operates gathering, processing, and transmission assets in West Texas, as well as holds ownership in four Permian-to-Gulf Coast pipelines.
The company’s common stock is listed on the Nasdaq Global Select Market ("Nasdaq") under the ticker symbol “APA."
ConocoPhillips
ConocoPhillips explores for, produces, transports, and markets crude oil, bitumen, natural gas, liquefied natural gas (LNG), and natural gas liquids. It primarily engages in the conventional and tight oil reservoirs, shale gas, heavy oil, LNG, oil sands, and other production operations.
The company’s common stock is listed on the New York Stock Exchange (the "NYSE") under the ticker symbol “COP."
Hess Corporation
Hess Corporation, an exploration and production company, explores, develops, produces, purchases, transports, and sells crude oil, natural gas liquids (NGLs), and natural gas.
The company’s common stock is listed on the NYSE under the ticker symbol “HES."
Cheniere Energy, Inc.
Cheniere Energy, Inc., an energy infrastructure company, primarily engages in the liquefied natural gas (LNG) related businesses in the United States.
The company’s common stock is listed on the NYSE American Exchange under the ticker symbol “LNG."
Murphy Oil Corporation
Murphy Oil Corporation operates as an oil and natural gas exploration and production company in the United States, Canada, and internationally. It explores for and produces crude oil, natural gas, and natural gas liquids.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MUR."

P-23	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Stocks. We obtained the information in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks, or the value of the Basket, at any time. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.
Historical Information for APA Corporation (“APA”)
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to July 21, 2022.

P-24	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Historical Information for ConocoPhillips (“COP”)
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to July 21, 2022.
Historical Information for Hess Corporation (“HES”)
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to July 21, 2022.

P-25	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Historical Information for Cheniere Energy, Inc. (“LNG”)
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to July 21, 2022.
Historical Information for Murphy Oil Corporation (“MUR”)
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to July 21, 2022.

P-26	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
CANADIAN INCOME TAX CONSEQUENCES
The following, together with the discussion of the Canadian federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material Canadian income tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of Canadian federal income taxation in the accompanying prospectus under “Tax Consequences – Canadian Taxation” and prospectus supplement under “Certain Income Tax Consequences”.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR CANADIAN FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS.
Tax Treatment of the Warrants
The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of the Warrants who acquires the Warrants as beneficial owner and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”): (i) is not resident and is not deemed to be resident in Canada; (ii) deals at arm’s length with the Bank; (iii) does not acquire, use or hold the Warrants in or in the course of carrying on a business in Canada; and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).
This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”). This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular holder and no representation is made with respect to the Canadian federal income tax consequences to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors should consult their own tax advisors with respect to their particular circumstances.
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, the Warrants should be considered to be cash-settled derivative contracts for Canadian federal income tax purposes. The following summary is based on such characterization. It is possible that the CRA or a court may determine that the Warrants should be treated other than as described in the preceding sentence, in which case the treatment of the Warrants for purposes of the Tax Act may be different than as described below.
It is the intention of the Bank that the terms and conditions of any Warrant will not cause the Warrant to be “taxable Canadian property” for purposes of the Tax Act. The summary below assumes the Warrants will not be taxable Canadian property of any holder of Warrants.
A Non-Resident Holder will not be subject to tax (including withholding tax) under the Tax Act in respect the acquisition, holding or disposition (including a sale or exercise) of a Warrant.
The Canadian tax disclosure in the prospectus also assumes that no amount paid or payable in respect of the Warrants will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the proposals to release such Act released on April 29, 2022.

P-27	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. federal income tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants. This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences” with respect to U.S. holders (as defined in the accompanying prospectus). Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, this discussion applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. Further, this discussion does not address the tax consequences applicable to holders under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). You should consult with your own tax advisor concerning the consequences of investing in and holding the Warrants.
This discussion also does not address the tax consequences applicable to holders that hold the Warrants as part of a transaction that would or could be subject to the “straddle” rules under Section 1092 of the Code, which may apply differently in light of each holder’s particular circumstances. You should consult your tax advisor regarding the potential application of these rules to your investment in the Warrants. For example, anticipated capital gain or loss treatment may not be available if the Warrants and another position you hold are treated as offsetting positions that constitute a “straddle” for U.S. federal income tax purposes. A “straddle” could include, for example, positions in a particular security, an index of securities, or a derivative (such as an option, futures, or forward contract) and one or more other positions with respect to substantially similar or related property that offset the former position. The straddle rules may suspend the holding period for a position in a straddle, which may adversely impact the ability to meet the requirements for long-term capital gain treatment, qualified dividend income or the corporate dividends received deduction. Very generally, the straddle rules also require deferral of loss recognition with respect to a position in a straddle to the extent of any unrecognized gain in the offsetting position. The foregoing is only a summary of certain potential adverse impacts of the straddle rules and, accordingly, holders are again urged to consult their tax advisors regarding the full application of the straddle rules to their investment in the Warrants.
We will not attempt to ascertain whether the issuer of any of the Basket Components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Basket Components and consult your tax advisor regarding the possible consequences to you in this regard.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
Tax Treatment of the Warrants
In the opinion of our special tax counsel, Ashurst LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) linked to the Basket for U.S. federal income tax purposes, and the terms of the Warrants require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Warrants for all tax purposes in accordance with such characterization.

P-28	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
If the Warrants are so treated, prior to any sale, exchange or the maturity of the Warrants, a U.S. holder should generally not recognize any taxable income, gain or loss in respect of the Warrants. Upon the sale, exchange or at maturity of the Warrants, a U.S. holder should generally recognize capital gain or loss in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Warrants. In general, a U.S. holder’s tax basis in the Warrants will be equal to the price the holder paid for the Warrants. Absent any adverse results caused by application of the straddle rules, capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Treatments
Alternative tax treatments of the Warrants are also possible and the U.S. Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Warrants, and the IRS might assert that a Warrant should be treated, as a single debt instrument. Pursuant to such characterization, since the Warrants have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Warrants are so treated, a holder would generally be required to accrue interest currently over the term of the Warrants even though that holder will not receive any payments from us prior to the Cash Settlement Date. In addition, any gain a holder might recognize upon the sale, exchange or at maturity of the Warrants would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the Warrants, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Warrants, it is also possible that the IRS could seek to characterize the Warrants in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or at maturity of the Warrants should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Warrants. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Warrants should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the Warrants will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Warrants, including the timing and character of income and gain on the Warrants.
Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Warrants for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting
Please see the discussion under “Tax Consequences — United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Warrants, including requirements related to the holding of certain foreign financial assets and the disclosure of certain reportable transactions.
Non-U.S. Holders
The following discussion applies to non-U.S. holders of the Warrants. A non-U.S. holder is a beneficial owner of a Warrant that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

P-29	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
Except as described below, and subject to the discussion above concerning the possible application of Section 897 and below under “Foreign Account Tax Compliance Act”, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Warrants, provided that (i) the holder complies with any applicable certification requirements (which may generally be made on an applicable IRS Form W-8), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, exchange or maturity of the Warrants. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding, as described above, unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (ELIs) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Warrants are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Warrants. However, it is possible that the Warrants could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Basket Component, the Basket or the Warrants, and following such occurrence the Warrants could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Warrants should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Warrants and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Warrants for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the Warrants to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Warrants should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the Warrants may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has

P-30	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.
If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Warrants, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Warrants will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Warrants.

P-31	RBC Capital Markets, LLC

Call Warrants Linked to a Basket of Five Equity Securities, due July 25, 2024 Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
RBCCM will receive a fee from the Issuer per Warrant, as set forth on the front cover of this document.
We expect that delivery of the Warrants will be made against payment for the Warrants on or about July 27, 2022, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We expect to deliver the Warrants on a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Warrants shown on your account statement may be based on RBCCM’s estimate of the value of the Warrants if RBCCM or another of our affiliates were to make a market in the Warrants (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Warrants in light of then prevailing market conditions and transaction costs. For a period of approximately 3 months after the issue date of the Warrants, the value of the Warrants that may be shown on your account statement may be higher than RBCCM’s estimated value of the Warrants at that time. This is because the estimated value of the Warrants will not include the underwriting discount and our hedging costs and profits; however, the value of the Warrants shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Warrants. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Warrants, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Warrants. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Warrants after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
STRUCTURING THE WARRANTS
The Warrants are our unsecured obligations, the return on which is linked to the performance of the Basket Components. In order to satisfy our payment obligations under the Warrants, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Warrants. The economic terms of the Warrants and their initial estimated value depend in part on the terms of these hedging arrangements.
The initial offering price of the Warrants also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Warrants on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Warrants Will Be Less than the Price to the Public” above.

P-32	RBC Capital Markets, LLC